UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 5, 2008/November 4, 2008

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	Costs Associated With Exit or Disposal Activities

On November 4, 2008 Domtar Corporation announced that it will permanently shut down the paper machine and converting center of its Dryden, Ontario mill. Domtar is shutting down these operations in order to balance its production capacity with the demand from its customers in light of the continued softening of demand for fine papers caused in part by adverse economic conditions. This decision will result in the permanent curtailment of Domtar’s annual paper production capacity by approximately 151,000 short tons of uncoated freesheet paper and will affect approximately 195 employees. Dryden papermaking and converting operations are expected to cease by mid-November 2008.

Dryden’s pulp production and related forestland activities will remain in operation. Dryden has one pulp line with an annual production capacity of 319,000 air dry metric tonnes.

Costs in connection with this shut down are expected to be incurred in the fourth quarter of 2008 as well as during 2009 and result in aggregate pre-tax earnings charges of $30 million to $42 million. Pre-tax charges to fourth quarter 2008 earnings are estimated to be between $17 million and $25 million, of which an estimated $10 million to $14 million are non cash charges relating to the write off of the carrying amounts of the Dryden paper machine and converting center and an estimated $7 million to $11 million are pre-tax cash charges relating to severance and employee benefits.

As a result of the fourth quarter decision to change the nature and use, the carrying amount of the remaining assets of the Dryden facility is currently being tested for impairment and may result in a write-down during the fourth quarter of 2008. The carrying amount of such assets was approximately $301 million at September 28, 2008.

Aggregate pre-tax charges to 2009 earnings are estimated to be between $13 million and $17 million. These pre-tax charges are expected to result in future cash disbursements, of which an estimated $7 million to $9 million relate to training costs and approximately $6 million to $8 million relate to severance and employee benefits. In addition, the Company expects to incur cash expenditures of approximately $1 million to $3 million relating to severance and employee benefits with no impact on earnings.

The above amounts are expected to be incurred in Canadian dollars and were converted to U.S. dollars at a rate of 1.1866, the noon buying rate of the Federal Reserve Bank of New York on November 3, 2008. They are subject to future foreign exchange fluctuations.

Closure and restructuring costs are based on management’s best estimates. Although the Company does not anticipate significant changes, actual costs may differ from these estimates due to subsequent developments such as the results of new environmental studies, the ability to find a buyer for assets to be shut down as well as other business developments. As such, additional costs, further write-downs and impairment charges may be required in future periods.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibits 99.1:    News release of Domtar Corporation, dated November 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION (Registrant)

By:	/s/ Razvan L. Theodoru
Name:	Razvan L. Theodoru
Title:	Vice-President and Secretary

Date: November 5, 2008

Exhibit Index

Exhibit No.	Exhibit
99.1	News Release of Domtar Corporation, dated November 4, 2008.

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